Exhibit 99.1

Inergy Reports Fiscal 2012 Results

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Management to Host Conference Call Today at 10 a.m. CT

Kansas City, MO (November 20, 2012) – Inergy, L.P. (NYSE:NRGY) (“Inergy”) today reported results of operations for the fiscal fourth quarter and year ended September 30, 2012.

Inergy reported Adjusted EBITDA of $321.5 million for the year ended September 30, 2012, a decrease of $50.7 million, or approximately 14%, from $372.2 million for the year ended September 30, 2011. Net income (loss) was $565.9 million for the year ended September 30, 2012, and $(10.6) million in fiscal 2011. Net income in the year ended September 30, 2012 was impacted by a gain of $589.5 million on the sale of Inergy’s retail propane operations to Suburban Propane Partners, L.P. (“SPH”) on August 1, 2012, as previously announced. A table reconciling Adjusted EBITDA to net income (loss) for the three and twelve months ended September 30, 2012, appears below.

Distributable cash flow was $207.9 million for the year ended September 30, 2012, compared to $250.4 million in fiscal 2011, a decrease of $42.5 million, or approximately 17%.

“Fiscal 2012 was a transformative year for Inergy,” said John Sherman, Chairman and CEO of Inergy. “We reorganized our capital structure, divested our propane operations, and positioned the partnership as a pure play midstream business with a strong and flexible balance sheet. The current fundamentals and outlook for midstream infrastructure development offer attractive opportunities to execute our growth strategy. We are focused on creating value and delivering growth in cash earnings on behalf of our unitholders.”

Recent Events

As previously announced, the Board of Directors of Inergy’s general partner declared Inergy’s quarterly cash distribution of $0.29 per limited partner unit ($1.16 annually) for the quarter ended September 30, 2012. The distribution was paid on November 14, 2012.

In connection with the sale of our retail propane operations as discussed above, on September 14, 2012, Inergy completed the distribution to unitholders of approximately 14.1 million SPH common units at a distribution ratio of approximately 0.108.

Fiscal Year-End Results

For the year ended September 30, 2012, gross profit associated with the retail propane operations that we sold was $338.5 million, compared to $456.0 million for the year ended September 30, 2011.

NGL marketing, supply and logistics (including West Coast and L&L transportation) gross profit was $85.7 million for the year ended September 30, 2012, compared to $65.2 million in fiscal 2011.

Storage and pipeline transportation gross profit increased to $186.4 million for the year ended September 30, 2012, compared to $156.6 million in fiscal 2011.

For the year ended September 30, 2012, operating and administrative expenses decreased to $300.8 million, compared to $323.3 million in fiscal 2011.

Quarterly Results

Inergy reported Adjusted EBITDA of $42.4 million for the quarter ended September 30, 2012, an increase of $5.7 million, or approximately 16%, from $36.7 million for the quarter ended September 30, 2011. Net income (loss) was $543.2 million for the quarter ended September 30, 2012, and $(50.2) million in fiscal 2011. Net income in the quarter ended September 30, 2012, was impacted by a gain of $589.5 million on the sale of Inergy’s retail propane operations to SPH on August 1, 2012.

For the quarter ended September 30, 2012, gross profit associated with the retail propane operations that we sold was $25.6 million, compared to $53.2 million for the quarter ended September 30, 2011.

NGL marketing, supply and logistics (including West Coast and L&L transportation) gross profit was $28.5 million for the quarter ended September 30, 2012, compared to $14.9 million for the same quarter in the prior year.

Storage and pipeline transportation gross profit increased to $45.8 million for the quarter ended September 30, 2012, compared to $45.0 million for the same quarter in the prior year.

For the quarter ended September 30, 2012, operating and administrative expenses decreased to $53.7 million, compared to $79.7 million for the same quarter in the prior year.

Inergy, L.P. and Inergy Midstream, L.P. will conduct a live conference call and internet webcast today, November 20, 2012, to discuss results of operations for the fourth quarter and fiscal year ended 2012 and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-855-859-2056 and entering the pass code 70881236.

About Inergy, L.P.

Inergy, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include a natural gas storage business in Texas and an NGL supply logistics, transportation, and wholesale marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P. (NYSE:NRGM), Inergy is also engaged in the development and operation of a natural gas and NGL storage and transportation business in the Northeast region of the United States.

About Inergy Midstream, L.P.

Inergy Midstream, L.P., headquartered in Kansas City, Missouri, is a master limited partnership engaged in the development and operation of natural gas and NGL storage and transportation assets. Inergy Midstream’s assets are located in the Northeast region of the United States.

Corporate news, unit prices, and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergylp.com. For more information, contact Vince Grisell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

EBITDA is a non-GAAP financial measure and is defined as income before income taxes plus net interest expense, early extinguishment of debt, and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses, the gain on the disposal of retail propane operations, the loss on SPH units and transaction costs. Transaction costs are third-party professional fees and other costs that are incurred in conjunction with closing a transaction.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. Further, EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

This press release contains forward-looking statements, which are statements that are not historical in nature. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Years Ended September 30, 2012 and 2011

(in millions, except unit and per unit data)

	Three Months Ended September 30,		Year Ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenues:
Propane	$156.7	$274.0	$1,289.0	$1,461.9
Other	147.5	174.6	717.8	691.9

	304.2	448.6	2,006.8	2,153.8

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	123.3	224.9	974.5	1,044.0
Other	81.0	110.6	421.7	432.0

	204.3	335.5	1,396.2	1,476.0

Expenses:
Operating and administrative	53.7	79.7	300.8	323.3
Depreciation and amortization	33.0	50.0	169.6	191.8
(Gain) loss on disposal of assets	(0.1)	5.1	5.7	8.2

Operating income (loss)	13.3	(21.7)	134.5	154.5

Other income (expense):
Interest expense, net	(10.4)	(26.0)	(83.6)	(113.5)
Gain on disposal of retail propane operations	589.5	—	589.5	—
Loss on Suburban Propane Partners, L.P. units	(47.6)	—	(47.6)	—
Early extinguishment of debt	—	(2.5)	(26.6)	(52.1)
Other income	—	—	1.5	1.2

Income (loss) before income taxes	544.8	(50.2)	567.7	(9.9)
Provision for income taxes	1.6	—	1.8	0.7

Net income (loss)	543.2	(50.2)	565.9	(10.6)
Net (income) loss attributable to non-controlling partners	(3.2)	—	(11.0)	28.2

Net income (loss) attributable to partners	$540.0	$(50.2)	$554.9	$17.6

Total limited partners’ interest in net income (loss)	$540.0	$(50.2)	$554.9	$17.6

Net income (loss) per limited partner unit:
Basic	$4.18	$(0.42)	$4.39	$0.17

Diluted	$4.10	$(0.42)	$4.22	$0.15

Weighted-average limited partners’ units outstanding (in thousands):
Basic	125,805	119,134	124,976	105,732

Diluted	131,700	119,134	131,589	117,684

	Three Months Ended September 30,		Year Ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Supplemental Information:
Retail gallons sold	11.5	43.1	233.5	325.6

Cash and cash equivalents			$—	$11.5

Outstanding debt:
Inergy credit agreement:
Revolving loan facility			$311.7	$81.2
Term loan facility			—	300.0
Inergy senior unsecured notes			11.5	1,445.1
Inergy fair value hedge adjustment on senior unsecured notes			—	0.5
Inergy net bond/swap premium (discount) (e) (f)			—	8.5
Inergy other debt			3.5	1.3
NRGM credit facility (h)			416.5	—

Total debt			$743.2	$1,836.6

Total partners’ capital			$1,184.8	$1,146.0

Limited partner units outstanding (in thousands):
Common units			125,796	119,148
Class B units (g)			5,882	12,165

Total Common and Class B limited partner units			131,678	131,313

EBITDA:
Net income (loss)	$543.2	$(50.2)	$565.9	$(10.6)
Interest expense, net	10.4	26.0	83.6	113.5
Early extinguishment of debt	—	2.5	26.6	52.1
Provision for income taxes	1.6	—	1.8	0.7
Depreciation and amortization	33.0	50.0	169.6	191.8

EBITDA (a)	$588.2	$28.3	$847.5	$347.5
Non-cash (gain) loss on derivative contracts	(8.5)	1.4	(8.6)	1.2
Long-term incentive and equity compensation expense	8.1	1.4	17.9	5.8
(Gain) loss on disposal of assets	(0.1)	5.1	5.7	8.2
Gain on disposal of retail propane operations	(589.5)	—	(589.5)	—
Loss on Suburban Propane Partners, L.P. units	47.6	—	47.6	—
Transaction costs	(3.4)	0.5	0.9	9.5

Adjusted EBITDA (a)	$42.4	$36.7	$321.5	$372.2

Distributable cash flow:
Adjusted EBITDA (a)	$42.4	$36.7	$321.5	$372.2
Cash interest expense (b)	(9.3)	(24.4)	(77.5)	(107.1)
Maintenance capital expenditures (c)	(3.1)	(4.2)	(12.4)	(14.0)
Income tax expense	(1.6)	—	(1.8)	(0.7)
Inergy Midstream distributions declared and paid for minority unitholders ( i)	(7.2)	—	(21.9)	—

Distributable cash flow (d)	$21.2	$8.1	$207.9	$250.4

EBITDA:
Net cash provided by (used in) operating activities	$(14.2)	$(17.7)	$239.0	$114.4
Net changes in working capital balances	53.7	28.0	(9.4)	104.1
Non-cash early extinguishment of debt	—	(1.5)	(10.0)	(12.7)
Provision for doubtful accounts	(0.3)	(1.1)	(2.1)	(3.7)
Amortization of deferred financing costs, swap premium and net bond discount	(1.0)	(1.7)	(4.9)	(7.4)
Unit-based compensation charges	(3.1)	(1.4)	(12.9)	(5.8)
Gain (loss) on disposal of assets	0.1	(5.1)	(5.7)	(8.2)
Gain on disposal of retail propane operations	589.5	—	589.5	—
Loss on Suburban Propane Partners, L.P. units	(47.6)	—	(47.6)	—
Deferred income tax	(0.9)	0.3	(0.4)	0.5
Interest expense, net	10.4	26.0	83.6	113.5
Early extinguishment of debt	—	2.5	26.6	52.1
Provision for income taxes	1.6	—	1.8	0.7

EBITDA	$588.2	$28.3	$847.5	$347.5
Non-cash (gain) loss on derivative contracts	(8.5)	1.4	(8.6)	1.2
Long-term incentive and equity compensation expense	8.1	1.4	17.9	5.8
(Gain) loss on disposal of assets	(0.1)	5.1	5.7	8.2
Gain on disposal of retail propane operations	(589.5)	—	(589.5)	—
Loss on Suburban Propane Partners, L.P. units	47.6	—	47.6	—
Transaction costs	(3.4)	0.5	0.9	9.5

Adjusted EBITDA	$42.4	$36.7	$321.5	$372.2

(a)	EBITDA is defined as income (loss) before taxes, plus net interest expense and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, long-term incentive and equity compensation expenses, the gain or loss on the disposal of assets, the gain on disposal of retail propane operations, the loss on Suburban Propane Partners, L.P. units, and transaction costs. Transaction costs are third-party professional fees and other costs that are incurred in conjunction with closing a transaction. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. Further, EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.
(b)	Cash interest expense is book interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, and Inergy Midstream distributions declared and paid for minority unitholders. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.
(e)	In April 2008, the Company announced the placement of a $200 million add-on to its existing 8.25% senior unsecured notes under Rule 144A to eligible purchasers. The proceeds from the bond issuance were $204 million, representing a premium of $4 million to par. The $4 million premium was amortized on a non-cash basis over the term of the senior notes.
(f)

In February 2009, the Company closed on a $225 million offering of senior notes under Rule 144A to eligible purchasers. The 8 3/4% notes were issued at 90.191%, which resulted in a discount of $22.1 million. The discount was amortized on a non-cash basis over the term of the senior notes.

(g)	The Class B units have similar rights and obligations of Inergy, L.P. common units except that the units pay distributions in kind rather than in cash for a certain period of time. On November 14, 2011, approximately 6.6 million Class B units converted into common units of Inergy, L.P. and are entitled to receive cash distributions. Immediately after the payment of the Inergy, L.P. common unit distribution on November 14, 2012, the remaining approximately 5.9 million outstanding Class B units converted into common units of Inergy, L.P. and are entitled to receive cash distributions. For a complete description of the Class B units, please see the Third Amended and Restated Agreement of Limited Partnership of Inergy, filed on Form 8-K on November 5, 2010.
(h)	Inergy and each of its wholly owned subsidiaries do not provide credit support nor do they guarantee any amounts outstanding under the NRGM Credit Facility.
(i)	The amount of distributions for the three months and year ended September 30, 2012, includes amounts that are to be received by Inergy Midstream’s minority unitholders based on the $0.385 distribution per limited partner unit declared on October 26, 2012. The amount of distributions for the year ended September 30, 2012, also includes the $0.04, $0.37 and $0.38 distributions per limited partner unit paid to Inergy Midstream’s minority unitholders on February 14, 2012, May 15, 2012 and August 14, 2012, respectively.